PRESS RELEASE

                                               Dataram Contact:
                                               Mark Maddocks
                                               Vice President-Finance, CFO
                                               609-799-0071
                                               info@dataram.com



          DATARAM REPORTS FISCAL 2011 SECOND QUARTER FINANCIAL
                                RESULTS

PRINCETON, N.J. December 7, 2010 - Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal second quarter and six months ended October 31, 2010. Revenues for the second quarter and first six months of fiscal 2011 were $10.9 million and $23.7 million, respectively, which compares to $10.7 million and $19.9 million for the comparable prior year periods. The Company incurred a pre-tax net loss for the second quarter of the current fiscal year of $1.7 million which compares to a pre-tax net loss of $2.7 million for the comparable prior year period. Six month pre-tax net loss totaled $3.0 million versus $4.3 million for the prior sequential period.

John H. Freeman, Dataram's president and CEO commented, "In the second quarter, our revenues and gross margin came under downward pricing pressure. Declining prices, along with our R&D investment in XcelaSAN were the primary contributors to our second quarter loss. Average selling prices in our memory business were lower by approximately 13 percent, when compared to first quarter levels. This was primarily due to the well-publicized industry wide decline in the price of memory. We are initiating actions to align our costs with our revenues. Those actions include the consolidation of our manufacturing facilities by the end of the current fiscal year as well as reducing our S, G & A expenses. Although we project continued growth in our memory solutions business, these actions should position the memory solutions business to operate profitably at current revenue levels."

Mr. Freeman continued, "The release schedule and development of our XcelaSAN product line is on track. In the second quarter, we released a product with enhanced features and functionality which increases its ease of use, ease of installation and interoperability. We have sold the first unit of our newly released version of XcelaSAN and have delivered and successfully installed systems at other clients. High Availability systems are scheduled for testing at customers this month and will be generally available in January. We anticipate that our enhancements and the shipment of High Availability systems will accelerate product sales and broaden market adoption. XcelaSAN is a unique intelligent Storage Area Network (SAN) optimization solution that delivers substantive application performance improvement to applications such as Oracle, SQL and VMware. XcelaSAN augments existing storage systems by transparently applying intelligent caching algorithms that serve the most active block-level data from high-speed storage, creating an intelligent, virtual solid state SAN. This breakthrough solution allows organizations to dramatically increase the performance of their business-critical applications without the costly hardware upgrades or over-provisioning of storage typically found in current solutions for increased performance."

The Company's net loss for the second quarter was $1.7 million, or $0.19 per share which compares to a net loss of $1.6 million, or $0.18 per share for the comparable prior year period. Six month net loss totaled $3.0 million versus $2.6 million for the prior sequential period. The prior fiscal year's second quarter and six month net loss includes an income tax benefit of $1.0 million and $1.7 million, respectively, on which the Company subsequently placed a 100% valuation allowance in its third quarter of fiscal 2010.

Mr. Freeman concluded, "We are taking the necessary actions to ensure that our memory solutions business is generating positive cash flow and growing. Our outlook for XcelaSAN is very robust, particularly as High Availability systems come to market."



ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.



                         Financial Tables Follow

















                               DATARAM CORPORATION
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share amounts)
                                     (Unaudited)



                                 Second Quarter Ended     Six Month Ended
                                     October 31,             October 31,
                                 ____________________     _______________
                                  2010           2009      2010      2009

Revenues                      $  10,949      $ 10,673  $ 23,693   $ 19,863

Costs and expenses:
  Cost of sales                   8,536         7,937    18,157     14,592
  Engineering and development       225           259       486        512
  Research and development          842         1,621     1,714      2,495
  Selling, general and
    administrative                2,748         3,113     5,602      5,842
  Stock-based compensation
    expense*                        155           225       313        380
  Intangible asset amortization     107           164       214        328
                              _________      ________  ________   ________
                                 12,613        13,319    26,486     24,149
                              _________      ________  ________   ________

Loss from operations             (1,664)       (2,646)   (2,793)    (4,286)

Other income (expense)              (51)          (12)     (161)        22
                              _________      ________  ________   ________

Loss before income taxes         (1,715)       (2,658)   (2,954)    (4,264)

Income tax benefit                    0        (1,042)        0     (1,670)
                              _________      ________  ________   ________

Net loss                      $  (1,715)     $ (1,616) $ (2,954)  $ (2,594)
                              =========      ========  ========   ========

Net loss per share:
  Basic                       $   (0.19)     $  (0.18) $  (0.33)  $  (0.29)
                              =========      ========  ========   ========
  Diluted                     $   (0.19)     $  (0.18) $  (0.33)  $  (0.29)
                              =========      ========  ========   ========

Weighted average number of
  shares outstanding:
  Basic                           8,918         8,869     8,918      8,869
                              =========      ========  ========   ========
  Diluted                         8,918         8,869     8,918      8,869
                              =========      ========  ========   ========

*Items are recorded as a component of operating costs and expenses in the Company's financial statements filed with the Securities and Exchange Commission on Form 10-Q.
                        DATARAM CORPORATION AND SUBSIDIARIES
                       CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (In thousands)
                                   (Unaudited)



                                 October 31, 2010         April 30, 2010



ASSETS
Current assets
  Cash and case equivalents      $            614        $         2,507
  Accounts receivable, net                  4,867                  5,344
  Inventories                               5,296                  6,872
  Other current assets                        252                     87
                                 _______________________________________
    Total current assets                   11,029                 14,810

Property and equipment, net                   831                  1,117

Other assets                                   86                    105

Intangible assets, net                        652                    867

Goodwill                                    1,124                    754
                                 _______________________________________

Total assets                     $         13,722        $        17,653
                                 =======================================


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable               $          1,350        $         3,523
  Accrued liabilities                       1,087                  1,738
  Notes payable                             2,533                  1,000
                                 _______________________________________
    Total current liabilities               4,970                  6,261


Stockholders' equity                        8,752                 11,392
                                 _______________________________________


Total liabilities and
stockholders' equity             $         13,722        $        17,653
                                 =======================================